Exhibit 99.1

Cable ONE Reports First Quarter 2016 Results

Residential HSD and Business Services Continue to Propel Adjusted EBITDA and Free Cash Flow Growth

May 4, 2016 – Phoenix, Arizona – (BUSINESS WIRE) - Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the three months ended March 31, 2016.

Key first quarter highlights:

●	Net income was $27.0 million. Adjusted EBITDA[1] was $85.3 million, an increase of 14.2% year-over-year, with an Adjusted EBITDA Margin[1] of 42.1%.

●	Free Cash Flow[1] was $57.9 million, an increase of 34.7% compared to the first quarter of 2015.

●	Residential data revenues were $83.4 million, an increase of 20.8% year-over-year.

●	Business services revenues were $23.8 million, an increase of 12.6% year-over-year.

●	Residential data and business services revenues grew to 52.8% of total revenues compared to 44.4% in the first quarter of 2015.

●	Non-video customers grew to 47% of total customers from 38% in the first quarter of 2015.

●	Capital expenditures totaled $27.4 million, a decrease of 13.6% compared to the first quarter of 2015.

“We are off to a solid start in 2016 as a result of increased residential HSD and business services revenues and an Adjusted EBITDA Margin improvement of over 500 basis points from the prior year,” said Tom Might, Chairman and CEO of Cable ONE. “We believe our first quarter results, driven by the strong performance of these products, demonstrates the soundness of our strategy to migrate to these higher growth and higher margin businesses.”

1 Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.”  Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are reconciled to net income in the Financial Results table of this press release.

Financial Results	(Unaudited and $ in '000s, except per share data)
	Three Months Ended March 31,
	2016	2015	$ Change	% Change
REVENUES
Residential Data	$83,439	$69,056	$14,383	20.8%
Residential Video	74,853	87,917	(13,064)	(14.9)%
Residential Voice	11,314	14,565	(3,251)	(22.3)%
Business Services	23,827	21,160	2,667	12.6%
Advertising Sales	7,003	7,573	(570)	(7.5)%
Other	2,369	2,638	(269)	(10.2)%
Total Revenues	202,805	202,909	(104)	(0.1)%
COSTS AND EXPENSES
Total Operating Costs and Expenses	155,422	166,978	(11,556)	(6.9)%
Income from Operations	47,383	35,931	11,452	31.9%
Other (Expense), net	(7,045)	(18)	(7,027)	NM
Income Before Income Taxes	40,338	35,913	4,425	12.3%
Provision for Income Taxes	13,294	13,805	(511)	(3.7)%

NET INCOME	27,044	22,108	4,936	22.3%
Net Income per Common Share (Diluted)	$4.65	$3.78	$0.87	23.0%

Plus: Interest expense, net	7,555	-	7,555	NM
Provision for income taxes	13,294	13,805	(511)	(3.7)%
Depreciation and amortization	34,693	36,380	(1,687)	(4.6)%
Equity- and cash-based compensation expense	3,046	497	2,549	NM
Gain on deferred compensation	(220)	(87)	(133)	NM
Other (income) expense, net	(510)	18	(528)	NM
Loss on disposal of fixed assets	408	417	(9)	(2.2)%
Billing system implementation costs	-	1,572	(1,572)	NM

Adjusted EBITDA	85,310	74,710	10,600	14.2%
Adjusted EBITDA Margin	42.1%	36.8%

Less: Capital expenditures	(27,395)	(31,702)	4,307	(13.6)%

Free Cash Flow	$57,915	$43,008	$14,907	34.7%

Operating Statistics	As of March 31,		YOY Change
	2016	2015	TOTAL	%

HOMES PASSED	1,648,441	1,476,854	171,587	11.6%[2]

TOTAL CUSTOMERS
Total	665,574	678,091	(12,517)	(1.8)%
Non-video	310,747	256,760	53,987	21.0%
Percent of Total	47%	38%

RESIDENTIAL CUSTOMERS	617,225	634,890	(17,665)	(2.8)%
Data	467,077	456,896	10,181	2.2%
Video	336,524	406,522	(69,998)	(17.2)%
Voice	107,349	125,372	(18,023)	(14.4)%
PSUs	910,950	988,790	(77,840)	(7.9)%

BUSINESS CUSTOMERS	48,349	43,201	5,148	11.9%
Data	41,347	39,683	1,664	4.2%
Video	14,052	14,809	(757)	(5.1)%
Voice	16,561	20,021	(3,460)	(17.3)%[3]
PSUs	71,960	74,513	(2,553)	(3.4)%[3]

PENETRATION
Data	30.8%	33.6%		(2.8)%
Video	21.3%	28.5%		(7.2)%
Voice	7.5%	9.8%		(2.3)%

SHARE OF FIRST QUARTER REVENUES
Residential Data	41.1%	34.0%		7.1%
Business Services	11.7%	10.4%		1.3%
Total	52.8%	44.4%		8.4%

ARPUs - FIRST QUARTER[4]
Residential Data	$59.94	$50.77	$9.17	18.1%
Residential Video	$72.70	$69.54	$3.16	4.6%
Residential Voice	$34.54	$37.88	$(3.34)	(8.8)%
Business Services	$165.93	$164.16	$1.77	1.1%
Total Customers	$101.64	$99.12	$2.52	2.5%

ASSOCIATES	1,948	2,050	(102)	(5.0)%

[2]

Increase in homes passed was primarily attributable to converting data into a new billing system, which generally counts each unit in a multi-dwelling unit as one home passed; whereas our prior billing system generally counted each multi-dwelling unit as a single home passed.

[3]

Decrease in business voice customers and business PSUs was primarily attributable to converting data into a new billing system, which counts each business customer relationship at a unique business address as a single customer; whereas our prior billing system calculated multiple relationships based on revenue generated at an address.

[4]	Calculated using average customer counts for the period.

First Quarter 2016 Financial Results Compared to First Quarter 2015

Revenues

Total revenues declined slightly by $0.1 million, or 0.1%, due primarily to declines in residential video and residential voice revenues of $13.1 million and $3.3 million, respectively, offset by increases in residential data and business services revenues of $14.4 million and $2.7 million, respectively. The declines in residential video and residential voice revenues were primarily attributable to residential video customer losses of 17.2% and residential voice customer losses of 14.4%.

Residential data service revenues increased $14.4 million, or 20.8%, due primarily to a rate increase in the fourth quarter of 2015, an increase in residential data customers of 2.2%, a reduction in package discounting and increased subscriptions to enhanced data packages by residential customers. Residential data service revenues now comprise 41.1% of our total revenues compared to 34.0% in 2015.

Residential video service revenues declined $13.1 million, or 14.9%, due primarily to residential video customer losses of 17.2%, partially offset by a video rate increase.

Residential voice service revenues decreased $3.3 million, or 22.3%, due primarily to a decline in residential voice customers of 14.4% as more residential customers have discontinued landline voice service and an increase in voice services discounting.

Business services revenues increased $2.7 million, or 12.6%, due primarily to growth in our business data and voice services to both small and medium-sized businesses and enterprise customers. Total business customer relationships increased 11.9%. Overall, business services comprised 11.7% of our total revenues for the first quarter of 2016 compared to 10.4% of our total revenues for the first quarter of 2015.

Advertising sales revenues declined $0.6 million, or 7.5%, due primarily to the negative impact of decreased video customers on the number of viewers available to be reached by advertising spots.

Other revenues declined $0.3 million, or 10.2%, due primarily to the impact of a decreased number of residential video and residential voice customers on installation and late charges.

Operating Costs and Expenses

Total operating costs and expenses decreased $11.6 million, or 6.9%, due primarily to decreases in programming costs and certain selling, general and administrative expenses. In total, programming costs declined $3.9 million and non-programing operating costs decreased $0.5 million. Selling, general and administrative expenses declined $5.4 million, or 11.0%, due primarily to decreases in processing costs for customer billing of $3.8 million following the completion of our billing system conversion, property taxes of $1.2 million and salaries, wages and pension-related costs of $2.7 million, partially offset by increases in equity-based compensation expense.

Other Expense, Net

Other expense, net increased $7.0 million, due primarily to interest expense of $7.6 million for the first quarter of 2016, which was attributable to the long-term debt we incurred in connection with our spin-off from our former parent. No interest expense was incurred in the first quarter of 2015.

Net Income

Net income was $27.0 million for the first quarter of 2016, compared to $22.1 million for the first quarter of 2015.

Adjusted EBITDA

Adjusted EBITDA of $85.3 million increased by 14.2%, due primarily to the decreased operating costs and expenses described above, the impact of increases in residential HSD and business services customers and the HSD rate increase taken in the fourth quarter of 2015.

Capital Expenditures

Capital expenditures totaled $27.4 million in the first quarter of 2016 compared to $31.7 million during the first quarter of 2015. The decrease was due primarily to the decrease in spending for customer premise equipment, our all-digital initiative, plant upgrades, channel bonding and fiber deployment.

Liquidity

During the first quarter of 2016, our cash and cash equivalents decreased by $13.0 million versus the year ended December 31, 2015, and at March 31, 2016, we had approximately $106.2 million of cash on hand, compared to $119.2 million at December 31, 2015. The decrease in cash during the first quarter of 2016 was attributable primarily to cash payments for capital equipment, share repurchases, dividends and interest. We repurchased 81,834 shares under our stock repurchase program at an aggregate cost of $34.6 million during the quarter.

Operating Statistics

During the twelve months ended March 31, 2016, we had a reduction of 12,517 total customers, or 1.8%, due primarily to a loss of 17,665 residential customers, representing a decline of 2.8%, partially offset by an increase of 5,148 business services customers, or 11.9%.

Conference Call

Cable ONE will host a conference call on Thursday, May 5, 2016 at 11 a.m. Eastern Time (“ET”) related to the contents of this press release.

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10083622. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Friday, May 6, 2016 until Friday, May 20, 2016 on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”).

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. These terms, as defined by Cable ONE, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are reconciled to net income in the Financial Results table of this press release.

“Adjusted EBITDA” is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization, equity- and cash-based compensation expense, gain on deferred compensation, loss on disposal of fixed assets, other (income) expense, net and other unusual operating expenses, as defined in the Financial Results table of this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by total revenues.

“Free Cash Flow” is defined as Adjusted EBITDA less cash expenditures.

The Company uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow to assess its performance and its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and notes. For the purpose of calculating compliance with leverage covenants, the Company uses a measure similar to Adjusted EBITDA, as presented.

The Company believes Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures for evaluating the operating performance of the Company. Adjusted EBITDA, Adjusted EBITDA Margin and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA and Adjusted EBITDA Margin may not be directly comparable to similar measures reported by other companies.

The Company believes that Free Cash Flow is useful as it shows the Company’s performance while taking into account cash outflows and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders. The Company also believes that Free Cash Flow is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although its measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States. Serving nearly 700,000 customers in 19 states with high-speed Internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless Internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

Contacts:

Trish Niemann	Kevin Coyle

Public Relations Director	CFO

602-364-6372	602-364-6505

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;

●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	our ability to retain key employees;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our data, video and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in U.S. GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC on March 7, 2016.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.